EXHIBIT 10.1

EMPLOYMENT AGREEMENT AMENDMENT

This Amendment to the Employment Agreement effective September 5, 2008 (as herein after defined) is entered into between Limited Brands, Inc. (the “Company”) and Stuart Burgdoerfer (the “Executive”) and shall for all purposes constitute and be deemed an amendment to the Employment Agreement entered into as of April 9, 2007, by and between the Company, and the Executive. The Employment Agreement, as modified by this Amendment, shall govern the terms and conditions of Executive’s employment relationship with the Company.

WHEREAS, nothing in this Amendment shall cancel or modify any previous grant of stock options or restrictive stock which was previously granted to the Executive or any rights to repurchase shares represented by such grants;

WHEREAS, the Executive and the Company desire to cause the Employment Agreement to be amended as provided herein; and

NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties agree to amend the Executive’s Employment Agreement as follows:

1. Section 1 is amended in its entirety as follows:

Term. The initial term of employment under this Amendment shall be for a period commencing on September 5, 2008 (the “Commencement Date”) and ending on the sixth anniversary of the Commencement Date (the “Initial Term”); provided however, that thereafter the Employment Agreement as amended by the Amendment shall be automatically renewed from year to year, unless either the Company or the Executive shall have given written notice to the other at least ninety (90) days prior thereto that the term of the Employment Agreement as amended shall not be so renewed.

2. Section (3) is amended in its entirety as follows:

Base Salary. The Company agrees to pay or cause to be paid to the Executive during the term of this Agreement an annual base salary at the rate of Seven Hundred Twenty-five Thousand Dollars ($725,000), less applicable withholding. This base salary will be subject to annual review and may be increased from time to time by the Board considering factors such as the Executive’s responsibilities, compensation of similar executives within the company and in other companies, performance of the Executive, and other pertinent factors (hereinafter referred to as the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its executives.

3. Section (4) is amended in its entirety as follows:

Equity Compensation. Pursuant both to the Company’s Stock Option and Performance Incentive Plan and to such terms and conditions as set forth in any stock grant, the Executive shall also be eligible for such other additional equity-based awards as may be commensurate with his position and performance as determined by the Compensation Committee.

4. Section (6) is amended in its entirety as follows:

Bonus.

The Executive shall be entitled to participate in the Company’s incentive compensation plan at a target level of one hundred percent (100%) of the Executive’s base salary, on such terms and conditions as determined from time to time by the Compensation Committee.

5. Section 9 (d) is amended in part as follows:

(d) Executive agrees that as part of the consideration for the Special Grant that if he decides to resign his employment with the Company to provide the Company with three (3) months prior written notice.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

LIMITED BRANDS, INC.

By:	/s/ MARTYN REDGRAVE
Name:	Martyn Redgrave
Title:	Chief Administrative Officer

/s/ STUART BURGDOERFER
Stuart Burgdoerfer

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